March 22. 2019

Mr. Austin J. Shanfelter

Subject: Employment Offer

Dear Mr. Shanfelter:

We are pleased to offer you the position of Interim Chief Operating Officer at Orion Corporate Services, LLC, reporting to Mark R. Stauffer, President and Chief Executive Officer, our corporate office in Houston, Texas.

Major provisions of this offer of employment include:

Start Date:        March 25, 2019

Job Description: See attached

Starting Salary:
$9,615.39 per week ($500,000.00 annualized) in accordance with the normal payroll policies and practices of the Company, but you will not be eligible for participation in the Executive Incentive Plan or any other incentive plan of the Company.

Equity Awards:
You will be granted restricted stock valued at $500,000.00 with a Grant Date of March 26, 2919, subject to Compensation Committee approval, with restrictions lifted as to 1/3 of such shares on March 31, June 30 and September 30, 2019, respectively, and otherwise subject to all terms and conditions of the Orion Marine Group Long Term Incentive Plan.

Group Healthcare:
You will be eligible to participate in the Company’s medical, dental, vision, prescription drug, life, accidental death and disability, short term and long-term disability plans on the first day of the next month following your date of hire. You may also participate in our pre-tax flexible spending account program.

401(k) Plan:
You will be eligible to participate in the Orion 401(k) Retirement Plan upon your date of hire. Your entry date into the plan will be the first day of the month following your enrollment. The Company matches 100% of the first 2% of your eligible contributions and 50% of the next 2% of your eligible contributions after six (6) months of employment.

Paid Time Off:	You will begin earning 3.85 hours of paid time off per week starting on your hire date with the Company. This is equivalent to 5 weeks of paid time off per year.

General:	You will be eligible for 8 Holidays per calendar year in accordance with Company policy and all terms and conditions of all benefit plans and programs apply.

The below guiding beliefs and core values of Orion are centered on Quality, Safety and Production (each of equal weight and importance) but, most importantly, with each built upon the all-important foundation of Integrity.

Quality
As Employees of Orion:

•	We take pride in our personal workmanship and that of the entire Orion team;

•	We are committed to ensuring that each task is properly and correctly performed the first time; and

•	We will continually improve upon everything we do, every day.

Safety
As Employees of Orion:

•	We are responsible and accountable for our own personal safety;

•	We are equally responsible and accountable for the safety of all our co-workers and any others we come in contact with; and

•	We are authorized and obligated to stop work whenever an unsafe condition or situation is anticipated or is observed by us.

Production
As Employees of Orion:

•	We are to safely perform assigned tasks in the most efficient, timely and effective manner possible;

•	We are expected to safeguard all Company equipment and facilities; and

•	We must always act in the best interest of the Company.

Integrity

•	The foundation of Orion’s success and its commitment to Quality, Safety and Production rests upon Integrity;

•	We view integrity as our ability to be honest, ethical, sincere and forthright in our dealings with others;

•	We will apply the foundation of integrity in everything we do; and

•	Whenever we as individuals or the Company makes a commitment, that commitment must be kept.

Your employment is contingent upon satisfactory results of our pre-employment background check and alcohol and drug screen.

All employees, current and former, must maintain confidentiality by not disclosing to others any confidential, proprietary or trade secret information belonging to the Company.

We look forward to your positive response to our offer of employment and your participation as a member of the Orion team. If I can answer any questions or provide additional information, please don’t hesitate to contact me.

Please confirm your acceptance of our job offer and the terms of employment by signing the offer letter below and returning the signed original to me.

Best regards,

__/s/Mark R. Stauffer_____________
Mark R. Stauffer
President and Chief Executive Officer

AGREED AND ACCEPTED:

____/s/ Austin J. Shanfelter __________
Name: Austin J. Shanfelter
Date: March 22, 2019